JOHN GROSS EMPLOYMENT AGREEMENT

This Agreement is entered into as of June 27, 2005 by and between Majesco Entertainment Company (the "Company"), a Delaware corporation, on the one hand and John Gross ("Executive"), on the other hand.

1.    Duties and Scope of Employment.

(a)    Positions and Duties.    During Executive's Employment (as defined below), Executive will serve as the Company's Executive Vice President, Chief Financial Officer ("EVP"). Executive will report directly to the Company's Chief Executive Officer (the "CEO"). Executive will render such business and professional services in the performance of his duties, consistent with Executive's position as the EVP, as will reasonably be assigned to him by the CEO and/or the Company's President. The period of Executive's employment with the Company under this Agreement will commence on June 21, 2005 (the "Effective Date") and is referred to herein as "Employment".

(b)    Obligations.

(I) During Executive's Employment and except as provided in Section 1(b)(II) below, Executive agrees that he will (i) devote his full business efforts and time to the Company, (ii) devote all of his business time and attention, his best efforts, and apply his skill and ability to promote the interest of the Company; (iii) carry out his duties in a professional and competent manner and faithfully serve the Company and (iv) generally promote the interest of the Company.

(II) The Company may from time to time establish written rules, regulations and policies and Executive shall faithfully observe these in the performance of his duties; provided that any such rules, regulations and policies shall not serve to amend any provisions of this Agreement. For the duration of his Employment, Executive agrees not to actively engage in any other incremental new employment, occupation, or consulting activity for any direct or indirect remuneration without the prior written approval of the CEO (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the CEO, serve in any capacity with any civic, educational, or charitable organization provided such services do not interfere with Executive's obligations to the Company.

2.    At-Will Employment.    Executive and the Company agree that Executive's Employment constitutes "at-will" employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without Cause (as defined herein) or with or without Good Reason (as defined herein), at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive's termination of Employment as set forth in Section 6. Upon the termination of Executive's Employment for any reason, subject to the terms of this Agreement, Executive will be entitled to payment of any accrued but unpaid salary, accrued but unused vacation, expense reimbursements, and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements in accordance with and subject to the terms of such plans, policies and arrangements. Executive agrees to resign from all positions that he holds with the Company (or any Company affiliates), immediately following the termination of his Employment for any reason.

Nothwithstanding the foregoing, in the event Executive voluntarily terminates his Employment without Good Reason, he must provide one (1) month prior written notice of termination to the Company. If Executive terminates his Employment pursuant to the preceeding sentence, the Company shall have the right at any time during the one (1)-month notice period to reduce his offices, duties and responsibilities, or to relieve him of such offices, duties and responsibilities and to place him on a paid leave-of-absence status, provided that during such notice period he shall remain a full-time employee of the Company and shall continue to receive his salary and all other compensation and other benefits as provided in this Agreement.

3.    Compensation.

(a)    Base Salary.    As of the Effective Date, the Company will pay Executive an annual salary of $250,000 as compensation for his services (the "Base Salary"). The Base Salary will be paid periodically in accordance with the Company's normal payroll practices (but no less frequently than once per month) and be subject to the usual, required withholding. Executive's salary will be subject to review and any increases will be made based upon the Company's standard practices.

(b)    Annual Bonus.    For the Company's 2005 fiscal year, the Executive shall be eligible for a target performance bonus of 50% of his base salary earned from the Effective Date through October 31, 2005 (the "2005 Bonus"). The actual amount of the 2005 Bonus paid shall be determined by the Company in its sole discretion but shall be at least $62,500. Commencing with the annual period November 1, 2005 through October 31, 2006 (the "Annual Period" and where the Annual Period shall represent the Company's fiscal year) and for each Annual Period (or portion thereof, it being understood that with respect to any partial Annual Period hereunder the Annual Bonus shall be pro-rated based on the number of days in such Annual Period that Executive was an employee of the Company) thereafter during his Employment, Executive will be eligible to receive a discretionary bonus (the "Annual Bonus"). The target Annual Bonus for each Annual Period shall be 50% of Executive's Base Salary (with such Base Salary determined as of the end of the applicable performance period) unless such target bonus percentage is subsequently increased by the Company. Based on the evaluation by the Company in its sole and absolute discretion that the Executive achieved some or all of the goals established by the Company in its sole and absolute discretion (the "Established Goals") for such Annual Period, the Company shall determine in its sole and absolute discretion the amount of the Annual Bonus that will be paid to Executive, provided, however, Executive will be given the opportunity to provide to the CEO his own evaluation of the achievement of such Established Goals. Executive may also provide his own input with respect to what objectives should constitute the Established Goals but the actual determination of the Established Goals shall be decided by the Company in its sole and absolute discretion, Notwithstanding the foregoing, for fiscal year 2006, Executive shall receive a minimum Annual Bonus of at least $62,500. The 2005 Bonus and any subsequent year's Annual Bonus shall be paid to Executive within ninety (90) days after the end of the Annual Period and is subject to Executive being a Company employee and on working status with the Company through the last day of the applicable Annual Period.

(c)    Equity Compensation.

(I) Within fifteen days after the Effective Date, Executive will be granted a non-qualified stock option pursuant to the Company's Amended and Restated 2004 Employee, Director and Consultant Incentive Plan (the "Stock Plan") to purchase 100,000 shares of Company's common stock (the "Time Vested Option"). The Time Vested Option will be granted pursuant to an effective registration statement, under the Securities Act of 1933, that is filed with the Securities and Exchange Commission. The Time Vested Option (i) will have a per-share exercise price equal to the fair market value of a Company common share as determined by the closing trading price of Company common shares on the grant date and (ii) will vest and become exercisable as to 1/36th of such share grant amount each month commencing as of the Effective Date, subject to Executive's continuous "Service" with the Company. For purposes of this Agreement, "Service" shall mean providing service to the Company (or any Company affiliate) as either a director, employee and/or consultant.

(II) In the event that Executive's Employment is terminated for Cause by the Company the unexercised portion of the Time Vested Option at the time of such termination shall be immediately forfeited and cancelled without consideration.

(III) Except as otherwise provided in this Agreement, the Time Vested Option will be subject to the Company's standard terms and conditions for executive stock option awards and will be issued pursuant to and consistent with the terms of the Stock Plan which includes a provision that options may be exercised in accordance with a cashless exercise program established with a securities brokerage firm. All stock options granted to Executive will have a ten-year maximum term and any vested portions of such options will remain exercisable after

Executive's Employment terminates as follows, subject to the ten-year term: (i) if Executive's Employment terminates by the Executive with Good Reason or is terminated by the Company without Cause the options will remain exercisable for twelve (12) months, (ii) if Executive's Employment terminates voluntarily by the Executive without Good Reason such options, will remain exercisable for three (3) months, (iii) if Executive's Employment is terminated for Cause by the Company such options, will be forfeited as soon as the Executive is notified that he has been terminated for Cause as set forth in the Stock Plan, and (iv) if Executive's Employment terminates by reason of death or Disability (as defined in the Stock Plan) such vested options will remain exercisable for twelve (12) months.

(d)    Vacation.    During his Employment, Executive shall be eligible for vacation, personal and sick time all in accordance with applicable Company policies.

(e)    Long-Term Incentive Compensation.    During his Employment, Executive shall be eligible for grants under the Company's Long-Term Incentive Compensation Program. Any such grants will vest if established performance objectives for sales, profit, among other things, are met. It is expected that such grants will (i) be in the form of restricted shares and/or stock options, (ii) have an aggregate grant value approximately worth 80% of annual Base Salary and (iii) be first implemented in the Company's fiscal year 2006.

4.    Employee Benefits.    During his Employment, Executive (and his dependents as applicable) will be eligible to participate in accordance with the terms of all Company employee benefit plans (including without limitation health, medical and dental insurance coverage), policies, and arrangements that are applicable to other senior executives of Company, as such plans, policies, and arrangements may exist from time to time and subject to the terms and conditions of such plans, policies and arrangements. The Company agrees to pay the cost of the premiums for $25,000 term life insurance on the life of the Executive during his Employment. The Executive shall have the right to designate the beneficiary of such policy or policies. Should the Executive not be insurable during his Employment, the Company's duty to furnish such insurance shall be suspended until such time as Executive becomes insurable during the Employment period.

5.    Expenses.    During Executive's Employment, the following provisions in this Section 5 shall be applicable:

(a)    Business Expenses.    Company will reimburse Executive for reasonable travel, entertainment, and other business expenses incurred by Executive in the furtherance of the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time. The Company will pay an allowance of up to $36,000 each fiscal year (pro-rated for fiscal year 2005) to Executive for costs which are associated with Executive's travel and where such costs are validated by receipts and appropriate documentation.

(b)    Transportation.    Company will pay a monthly allowance of $750 to Executive for costs associated with the Executive's use of his automobile and for related transportation expenses.

6.    Severance.

(a)    Termination Without Cause or Resignation for Good Reason.    If Executive's Employment is terminated by the Company without Cause or by Executive for Good Reason, then, subject to Section 7, Executive (or Executive's heirs or estate in the event of Executive's death after Executive has become entitled to the following payments and benefits) will receive from the Company:

(i) subject to Section 6(a)(vi), continued payment of Executive's then Base Salary for a period of 12 months (the "Continuance Period") payable in accordance with the Company's regular payroll practices;

(ii) a cash lump sum payment, paid at the time the Annual Bonus is generally paid, (but in no event later than 90 days after the end of the Company's fiscal year), equal to the then Target Bonus percentage multiplied by Executive's then Base Salary;

(iii) for any such termination occurring within 90 days after an Annual Period, but prior to the payment of any Annual Bonus for such Annual Period, an Annual Bonus with respect to such preceding Annual Period (payable within 90 days following the end of such Annual Period), provided that Executive would have otherwise received an Annual Bonus if he had remained employed as of the date of the payment of such Annual Bonus for such Annual Period;

(iv) reimbursement for any applicable premiums Executive pays to continue coverage for Executive and Executive's eligible dependents under the Company's Group Health benefit plans under COBRA for a period of eighteen months, or, if earlier, until Executive is eligible for similar benefits from another employer (all provided Executive validly elects to continue coverage under applicable law);

(v) Executive will be paid any accrued but unpaid salary, accrued but unused vacation, expense reimbursements and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements in accordance with and subject to the terms of such plans, policies and arrangements; and

(vi) if a termination of employment described in this Section 6(a) occurs within 12 months after a Change in Control, then (x) Executive's stock options (or other unvested compensatory equity) shall all be immediately and fully vested and exercisable and (y) the payment specified in Section 6(a)(i) will instead be paid in a single cash lump sum payment to Executive within 10 days after the effective date of the separation agreement and release of claims referenced in Section 7(a).

(b)    Voluntary Termination without Good Reason.    If Executive's Employment terminates voluntarily by Executive without Good Reason, then, subject to the terms of this Agreement (including Section 3 (c)): (i) all further vesting of Executive's outstanding equity awards will terminate immediately; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately; (iii) Executive will be paid any accrued but unpaid salary, accrued but unused vacation, expense reimbursements and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements in accordance with and subject to the terms of such plans, policies and arrangements; and (iv) Executive will not be eligible for severance benefits under this Agreement or otherwise.

(c)    Termination for Cause.    If Executive's Employment is terminated for Cause by the Company, then, subject to the terms of this Agreement (including Section 3 (c)) (1) all of Executive's vested and unvested outstanding stock options will be forfeited and cancelled without consideration as soon as Executive is notified that he has been terminated for Cause, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, (iii) Executive will be paid any accrued but unpaid salary, accrued but unused vacation, expense reimbursements and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements in accordance with and subject to the terms of such plans, policies and arrangements, and (iv) Executive will not be eligible for severance benefits under this Agreement or otherwise.

(d)    Termination due to Death or Disability.    If Executive's Employment terminates by reason of death or Disability (as defined in the Stock Plan), then (1) Executive will be paid any accrued but unpaid salary, accrued but unused vacation, expense reimbursements and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements and will be entitled to receive benefits only in accordance with the Company's then applicable plans, policies, and arrangements, and (ii) subject to Section 3(c), Executive's outstanding equity awards will be governed in accordance with the terms and conditions of this Agreement and the applicable award agreement(s).

(e)    Sole Right to Severance.    This Agreement is intended to represent Executive's sole entitlement to severance payments and benefits in connection with the termination of his

Employment. To the extent Executive receives severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like (including without limitation any change in control arrangements), severance payments and benefits due to Executive under this Agreement will be correspondingly reduced (and vice-versa).

(f)    Change in Control of Company.    The Company is evaluating the prospective implementation of Change in Control arrangements for certain selected key executives. If, and to the extent that, the Company's Board of Directors (or committee of such Board of Directors) adopts any such Change in Control arrangements, Executive will be a participant in those arrangements.

(g)    Section 280G Excise Tax.    If any payment or benefit Executive would receive (whether or not Executive's employment is or has been terminated), but determined without regard to any additional payment required under this Section 6(g), (collectively, the "Payment") would (x) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (y) be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive will be entitled to receive from the Company an additional payment (the "Gross-Up Payment," and any iterative payments pursuant to this paragraph also shall be "Gross-Up Payments") in an amount that shall fund the payment by Executive of any Excise Tax on the Payment, as well as all income and employment taxes on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to income and employment taxes imposed on the Gross-Up Payment. For this purpose, all income taxes will be assumed to apply to Executive at the highest marginal rate. Any Gross-Up Payment shall be paid to Executive, or for his benefit, within 15 days following receipt by the Company of the report of the accounting firm described below.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is also serving as accountant or auditor for the individual, entity or group which will control the Company upon the occurrence of a Change in Control, the Company shall appoint a nationally recognized accounting firm other than the accounting firm engaged by the Company for general audit purposes to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty calendar days after the date on which such accounting firm has been engaged to make such determinations or such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and Executive.

Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment of a Gross-Up Payment. Such notice shall be given as soon as practicable after Executive knows of such claim and shall apprise the Company of the nature of the claim and the date on which the claim is requested to be paid. Executive agrees not to pay the claim until the expiration of the thirty-day period following the date on which Executive notifies the Company, or such shorter period ending on the date the taxes with respect to such claim are due (the "Notice Period"). If the Company notifies the Executive in writing prior to the expiration of the Notice Period that it desires to contest the claim, Executive shall: (i) give the Company any information reasonably requested by the Company relating to the claim; (ii) take action in connection with the claim as the Company may reasonably request, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably acceptable to Executive; (iii) cooperate with the Company in good faith in contesting the claim; and (iv) permit the Company to participate in any proceedings relating to the claim. Executive shall permit the Company to control all proceedings related to the claim and, at its option, permit the Company to pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim. If requested by the Company, Executive agrees either to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as the Company shall determine; provided, however, that, if the Company directs Executive to pay such claim and pursue a refund, the Company shall advance the amount of such payment to Executive on an after-tax and interest-free basis (the "Advance"). The Company's control of the contest related to the claim shall be limited to the issues related to the Gross-Up Payment and Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or other taxing authority. If the Company does not notify Executive in writing prior to the end of the Notice Period of its desire to contest the claim, the Company shall pay to Executive an additional Gross-Up Payment in respect of the excess parachute payments that are the subject of the claim, and Executive agrees to pay the amount of the Excise Tax that is the subject of the claim to the applicable taxing authority in accordance with applicable law.

If, after receipt by Executive of an Advance, Executive becomes entitled to a refund with respect to the claim to which such Advance relates, Executive shall pay the Company the amount of the refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after receipt by Executive of an Advance, a determination is made that Executive shall not be entitled to any refund with respect to the claim and the Company does not promptly notify Executive of its intent to contest the denial of refund, then the amount of the Advance shall not be required to be repaid by Executive and the amount thereof shall offset the amount of the additional Gross-Up Payment then owing to Executive.

7.    Conditions to Receipt of Severance; No Duty to Mitigate.

(a)    Separation Agreement and Release of Claims.    The receipt of any severance pursuant to Section 6 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company, which includes a general release in favor of the Company and its affiliates together with their respective officers, directors, stockholders, employees, agents and successors and assigns from any and all claims Executive may have against them including but not limited to, arising from Executive's Employment and/or termination of Employment. The aforementioned general release shall not include a waiver of claims against the stockholders, employees or agents of the Company that do not arise out of or relate to Executive's Employment. In the event Executive breaches the provisions of Section 8 of this Agreement, in addition to any other remedies of law or in equity, the Company may cease making any payments or benefits to which Executive otherwise may be entitled to under Section 6. No severance will be paid or provided until the separation agreement and release agreement becomes effective.

(b)    No Duty to Mitigate.    Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

8.    Confidential and Proprietary Information; Non-Competition; Non-Solicitation.

(a)    Confidentiality.    Except in the performance of Executive's duties hereunder, at no time during Executive's Employment or any time thereafter, shall Executive, individually or jointly with others, for his benefit of the benefit of any third party, publish, disclose, use or authorize anyone else to publish, disclose or use, any secret or confidential and proprietary information relating to any aspect of the business or operations of the Company, including, without limitation, any trade secrets, customer lists and programs, manuals and forms, customer files, financial data, employee-related information, marketing or business plans, suppliers, trade or industrial practices of the Company, and any Company information concerning purchasing, finances, accounting, engineering, methods, processes, compositions, technology, formulas, electronic information processing procedures (including computer software), research and development programs, potential client lists, marketing, affiliations, sales and inventions. Executive acknowledges and agrees that such information is a valuable asset of the Company and is the Company's sole and exclusive property. Upon the termination of Executive's employment, regardless of the reason for or circumstances giving rise to such termination or at any other time at the request of the Company, Executive shall immediately return to the Company all of the property of the Company, including all such confidential and proprietary information, in his possession or control and Executive agrees not to retain any copies, duplicates, reproductions or excerpts in whatsoever form of any Company property.

(b)    Non-Competition/Non-Solicitation.

(i) In the course of Executive's employment with the Company, he will acquire and have access to confidential or proprietary information concerning the Company. Furthermore, his position as EVP of the Company places him in a position of confidence and trust with the clients and employees of the Company. Executive also acknowledges that the clients serviced by the Company are located throughout the world and accordingly, it is reasonable that the restrictive covenants set forth below are not limited by specific geographic area but by the location of the Company's clients. He further acknowledges that the rendering of services to the Company's clients necessarily requires the disclosure of confidential information and trade secrets of the Company and its subsidiaries (such as without limitation, marketing plans, budgets, designs, client preferences and policies, and identity of appropriate personnel of clients with sufficient authority to influence a shift in suppliers.) Executive and the Company agree that in the course of Executive's Employment, he will develop a personal acquaintanceship and relationship with the Company's clients, and knowledge of those clients' affairs and requirements which may constitute the Company's primary or only contact with such clients. Executive acknowledges that the Company's relationships with its established clientele may therefore be placed in his hands in confidence and trust. Executive consequently agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that he makes the covenants contained herein; and accordingly, Executive agrees that while he is in the Company's employ and for a one year period (and in the case of Section 8(b)(i)(b), a two-year period) after the termination of his employment for any reason whatsoever, he shall not directly or indirectly except on behalf of the Company:

a) attempt in any manner to solicit from any client (as hereinafter defined) business of the type performed by the Company or to persuade any client of the Company to cease to do business or to reduce the amount of business which any such client has customarily done or, to the best of Executive's knowledge, that is likely to do with the Company (as of the date of termination of employment), whether or not the relationship between the Company and such client was originally established in whole or in part through his efforts; or

b) employ (including to retain, engage or conduct business with) or attempt to employ or assist anyone else to employ any person who is then or at any time during the preceding year was in the Company's employ; or

c) render any services of the type rendered by the Company to its clients to or for any client of the Company; provided, however, that this Section 8(b)(i)(c) shall not prevent Executive from becoming employed by a client; or

d) perform services that compete with the business or businesses conducted by the Company or any of its affiliates (or which business the Company can at the time of Executive's termination of employment establish it will likely conduct within one (1) year following the date of his termination; provided that Executive participated in the planning or development of any such new business).

As used in this Section 8(b), the term "Company" shall include subsidiaries of the Company and the term "client" shall mean (I) anyone who is a client of the Company at the time of the termination of Executive's employment with the Company or, if Executive's employment shall not have terminated, at the time of the alleged prohibited conduct; (2) anyone who was a client at any time during the two year period immediately preceding the termination of Executive's employment with the Company or, if Executive's employment shall not have terminated, during the two year period immediately preceding the date of the alleged prohibited conduct; and (3) any prospective clients to whom the Company had made a presentation (or similar offering of services) within the one year period immediately preceding the termination of Executive's employment with the Company or if Executive's employment shall not have terminated, within the one year period immediately preceding the date of the alleged prohibited conduct.

(c)    Injunctive Relief.    Executive acknowledges that a breach or threatened breach of any of the terms set forth in this Section 8 shall result in an irreparable and continuing harm to the Company for which there shall be no adequate remedy of law. The Company shall, without posting a bond, be entitled to obtain injunctive and other equitable relief, in addition to any other remedies available to the Company.

(d)    Survival of Terms; Representations.    Executive's and Company's obligations under this Section 8 hereof shall remain in full force and effect notwithstanding the termination of Executive's employment. Executive acknowledges that he is sophisticated in business, and that the restrictions and remedies set forth in this Section 8 do not create an undue hardship on him and will not prevent him from earning a livelihood. Executive and the Company agree that the restrictions and remedies contained in this Section 8 are reasonable and necessary to protect the Company's legitimate business interests regardless of the reason for or circumstances giving rise to termination of Executive's employment and that Executive and the Company intend that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or modified, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable to the fullest extent permissible under law.

9.    Intellectual Property.    Executive expressly understands and agrees that any and all improvements, inventions, discoveries, processes, know-how or other intellectual property (including without limitation patents, licenses, copyrights, trade names, trademarks, assumed names and service marks and applications therefor, marketing and advertising campaigns, logos and slogans, designs and software programs) developed, conceived or created by him in the course of his employment with the Company, either individually or in collaboration with others, and whether or not during normal working hours or on the premises of the Company (collectively, "Developments") shall be, as between Executive and the Company, the sole and absolute property of the Company, and he will, whenever requested to do so (either during Executive's Employment or thereafter), execute and assign any and all applications, assignments and/or other instruments and do all things which the Company may deem necessary or appropriate in order to apply for, obtain, maintain, enforce and defend patents, copyrights, trade names or trademarks of the United States or of foreign countries for said Developments, or in order to assign and convey or otherwise make available to the Company the sole and exclusive right, title, and interest in and to said Developments (provided that where Executive is providing assistance to the Company pursuant to this Section 9 after Executive's employment has terminated, the Company shall reimburse Executive for any pre-approved reasonable out of pocket expenses). Executive agrees to make full and prompt disclosure to the Company of all Developments conceived or created by him during his employment with the Company.

10.    Definitions.

(a)    Benefit Plans.    For purposes of this Agreement, "Benefit Plans" means plans, policies, or arrangements that Company sponsors (or participates in) and that immediately prior to Executive's termination of employment provide Executive and Executive's eligible dependents with medical, dental, or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, financial counseling, disability, life insurance, or retirement benefits).

(b)    Cause.    For purposes of this Agreement, "Cause" means (i) Executive's act of dishonesty or fraud in connection with the performance of his responsibilities to the Company with the intention that such act result in Executive's substantial personal enrichment, (ii) Executive's conviction of, or pleas of nolo contendere to, a felony, (iii) Executive's willful failure to follow lawful, reasonable instructions of the CEO or President, (iv) Executive's willful misconduct provided such misconduct is injurious to the Company, or (v) Executive's violation or breach of any fiduciary or contractual duty to the Company which results in material damage to the Company or its business; provided that if any of the foregoing events is capable of being cured, the Company will provide written notice to Executive describing the specific nature of such event and Executive will thereafter have 20 days to cure such event. During any cure period, Executive will continue to receive all of the compensation and benefits provided under this Agreement; provided, however, that Executive may not exercise any of his outstanding stock options (or any other unexercised Company equity awards) unless and until he cures the events or items in question to the Company's satisfaction. The date of termination of employment for Cause shall be (x) the 21st day after notice was provided to the Executive if the event(s) in question is/are not cured to the Company's satisfaction or (y) the date that notice was provided to the Executive if the event(s) is/are not capable of being cured including without limitation an occurrence of subsection 10(b)(ii). For purposes of this Section 10(b), no lawful act or failure to act will be considered "willful" unless the act or failure to act was committed/omitted by Executive without a reasonable, good faith belief that it was in the best interests of the Company and/or was inconsistent with prior direction of the CEO or President or Company policy.

(c)    Change in Control.    For purposes of this Agreement, a "Change in Control" means the occurrence of any of the following events:

(i) Ownership. Any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "Beneficial Owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities (excluding for this purpose the Company or its Affiliates or any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Company's Board of Directors (the "Board") does not approve; or

(ii) Merger/Sale of Assets. A merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

(iii) Change in Board Composition. A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(d)    Good Reason.    For purposes of this Agreement, "Good Reason" means the occurrence of any of the following without Executive's express prior written consent: (i) a material reduction in Executive's position or duties, (ii) a reduction of Executive's Base Salary or target Annual Bonus percentage other than a reduction that also is applied to substantially all of the Company's other senior executives, (iii) a material reduction in the aggregate level of benefits made available to Executive other than a reduction that also is applied to substantially all of the Company's other senior executives, (iv) relocation of Executive's primary place of business for the performance of his duties to the Company to a location that its more than 30 miles from its location as of the Effective Date, unless it is closer to Executive's residence as of the Effective Date or (v) any material breach or material violation of a material provision of this Agreement by the Company (or any successor to the Company); provided that the Executive must provide written notice to the Company of not more than thirty (30) days after the occurrence of the event(s) constituting Good Reason and providing further that if any of the foregoing events is capable of being cured, the Executive will provide notice to Company describing the specific nature of such event and Company will thereafter have 20 days to cure such event.

11.    Indemnification and Insurance.    Executive will be covered under the Company's insurance policies and, subject to applicable law, will be provided indemnification to the maximum extent permitted by the Company's bylaws and Certificate of Incorporation, with such insurance coverage and indemnification to be in accordance with the Company's standard practices for senior executive officers but on terms no less favorable than provided to any other Company senior executive officer.

12.    Confidential Information.    Executive agrees to execute the Company's standard form of employee confidential information agreement (the "Confidential Information Agreement") upon commencement of employment. During his Employment, Executive further agrees to execute any updated versions of the Confidential Information Agreement (any such updated version also referred to as the "Confidential Information Agreement") as may be required of substantially all of the Company's executive officers.

13.    Assignment.    This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. Any successor will expressly assume in writing all of the Company's obligations under this Agreement. For this purpose, "successor" means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive's right to compensation or other benefits will be null and void.

14.    Notices.    All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Majesco Entertainment Company
P.O. Box 6570
Edison, NJ 08818

Attn:	Chief Executive Officer Majesco Entertainment Company

If to Executive:

John Gross

at the last residential address known by the Company as provided by Executive in writing.

15.    Severability; Obligations.    If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

16.    Arbitration.

(a) If any dispute arises between the Company and Executive that the parties cannot resolve themselves, including any dispute over the application, validity, construction, or interpretation of this Agreement, arbitration in accordance with the then-applicable National Rules for the Resolution of

Employment disputes of the American Arbitration Association shall provide the exclusive remedy for resolving any such dispute, regardless of its nature; provided, however, the Company may enforce Executive's obligations under Sections 8 and 12 hereof by an action for injunctive relief and damages in a court of competent jurisdiction.

(b) This Section 16 shall apply to claims arising under state and federal statutes, local ordinances, and the common law. The arbitrator shall apply the same substantive law that a court with jurisdiction over the parties and their dispute would apply under the terms of this Agreement. The arbitrator's remedial authority shall equal the remedial power that a court with jurisdiction over the parties and their dispute would have. If the then-applicable rules of the American Arbitration Association conflict with the procedures of this Section 16, the latter shall apply.

(c) If the parties cannot agree upon an arbitrator, the parties shall select a single arbitrator from a list of seven arbitrators provided by the American Arbitration Association ("AAA"). The names of the seven listed arbitrators shall be derived from the AAA employment law roster. If the parties cannot agree on selecting an arbitrator from that list, then the parties shall alternately strike names from the list, with the first party to strike being determined by lot. After each party has used three strikes, the remaining name on the list shall be the arbitrator.

(d) Each party may be represented by counsel or by another representative of the party's choice and each party shall pay the costs and fees of its counsel or other representative and its own filing and administrative fees provided, however, that Executive will only be responsible to pay those costs and fees which he would have had to pay for had the disputed matter been initiated in court.

(e) The arbitrator shall render an award and opinion in the form typical of those rendered in labor arbitrations, and that award shall be final and binding and non-appealable except as specifically provided by law. To the extent that any part of this Section 16 is found to be legally unenforceable for any reason, that part shall be modified or deleted in such a manner as to render this Section 16 (or the remainder of this Section 16) legally enforceable and as to ensure that except as provided in clause (b) of this Section 16, all conflicts between the Company and Executive shall be resolved by neutral, binding arbitration. The remainder of this Section 16 shall not be affected by any such modification or deletion but shall be construed as severable and independent. If a court finds that the arbitration procedures of this Section 16 are not absolutely binding, then the parties intend any arbitration decision to be fully admissible in evidence, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

(f) Unless the parties agree otherwise, any arbitration shall take place in the American Arbitration Association's offices in Somerset, New Jersey.

(g) Executive has read and understands this Section 16, which discusses arbitration. Executive understands that by signing this Agreement, Executive agrees to submit any claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, or Executive's employment or the termination thereof, to binding arbitration, and that this arbitration provision constitutes a waiver of Executive's right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship, including but not limited to the following:

(i) Any and all claims for wrongful discharge of employment, breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

(ii) Any and all claims for violation of any federal, state or municipal statute, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act and the New Jersey Law Against Discrimination; and

(iii)   Any and all claims arising out of any other federal, state or local laws or regulations relating to employment or employment discrimination.

(h) Executive (i) understands that other options such as federal and state administrative remedies and judicial remedies exist and (ii) knows that by signing this Agreement those remedies are forever precluded and that regardless of the nature of Executive's complaint, he knows that it can only be resolved by arbitration.

(i) To the extent Executive asserts a claim that would otherwise require filing the claim with a governmental agency, Executive may, but need not, file such claim with the applicable agency (including, without limitation, the Equal Employment Opportunity Commission), and if Executive fails to do so, the Company shall not assert a defense of failure to exhaust administrative remedies.

17.    No Conflict.    Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this Agreement or which would be breached by him upon the performance of his duties pursuant to this Agreement.

18.    Integration.    Except as otherwise provided herein, this Agreement and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that specifically references this Section and is signed by duly authorized representatives of all of the parties hereto.

19.    Waiver of Breach.    The waiver of a breach of any term or provision of this Agreement, which must be in writing signed by all of the parties, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

20.    Survival.    The Confidential Information Agreement, the Company's and Executive's responsibilities under Sections 3, 6, 7, 8, 9, 11, 12, 16 and Section 18 will survive the termination of this Agreement.

21.    Headings.    All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

22.    Taxes and Withholding.    All payments made pursuant to this Agreement will be subject to withholding of applicable taxes. Executive shall be solely responsible for satisfying his tax liabilities incurred in connection with this Agreement including, without limitation, any payments and all other obligations, whether for taxes, interest, penalties or in any other respect whatsoever that are required as a result of Internal Revenue Code Sections 280G, 409A and/or 4999. If applicable, the Executive and the Company may jointly agree to modify certain payments under this Agreement in order to conform to the requirements of Internal Revenue Code Section 409A.

23.    Governing Law.    This Agreement will be governed by the laws of the State of New Jersey (with the exception of its conflict of laws provisions).

24.    Jurisdiction.    The State of New Jersey shall have exclusive jurisdiction to entertain any legal or equitable action with respect to Sections 8 or 12 of this Agreement except that the Company may institute any such suit against Executive in any jurisdiction in which he may be at the time. In the event suit is instituted in New Jersey, it is agreed that service of summons or other appropriate legal process may be effected upon any party by delivery it has to the last known address.

25.    Acknowledgment.    Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

26.    Counterparts.    This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

27.    No Strict Construction:    The language used in this Agreement will be deemed to be the language chosen by the Company and Executive to express the parties' mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsperson will be applied against any party.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

Majesco Entertainment Company

By: /s/ Jesse Sutton
Title: President
Date: June 27, 2005

EXECUTIVE:	/s/ John Gross John Gross

Date: 6/10/05